Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2013 (except Note 11, as to which the date is April 9, 2013) in the Registration Statement (Form S-11 No. 333-191300) and the related Prospectus of New Residential Investment Corp. dated February 24, 2014.

/s/ Ernst & Young LLP

New York, NY

February 24, 2014